UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 10, 2013

Computer Vision Systems Laboratories, Corp.

(Exact name of registrant as specified in its charter)

Florida	Commission	45-4561241
(State or other jurisdiction	File No.: 00-52818	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                           Entry into a Material Definitive Agreement.

On April 10, 2013, Computer Vision Systems Laboratories, Corp., a Florida corporation (the “Company”), entered into an Amendment to Share Exchange Agreement to Defer Second Tranche Closing Indefinitely, dated as of April 10, 2013 (the “Amendment”), by and among the Company, Happenings Communications Group, Inc., a Texas corporation (“HCG”), and Rochon Capital Partners, Ltd., a Texas limited partnership (“Rochon Capital”).  The Amendment amends the Share Exchange Agreement, dated August 24, 2012, by and among the Company, HCG, and Rochon Capital (the “Share Exchange Agreement”), under which, among other things, Rochon Capital acquired approximately 90% of the outstanding common stock of the Company, HCG became a wholly owned subsidiary of the Company, and the Company agreed to issue additional shares of the Company’s common stock to Rochon Capital at a Second Tranche Closing (as defined in the Share Exchange Agreement).

The Share Exchange Agreement previously required that the Second Tranche Closing take place on the later of (1) the 20th business day following the date the Company files a definitive Schedule 14C (the “Definitive 14C Filing Date”) with the Securities and Exchange Commission (the “SEC”) to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock to 5,000,000,000 and change the Company’s name (the “Charter Amendment”), (2) the date the Financial Industry Regulatory Authority approves the Charter Amendment, (3) the first business day following the satisfaction or waiver of all conditions to the Second Tranche Closing, or (4) such other date as the parties to the Share Exchange Agreement may mutually determine.

The Amendment defers the Second Tranche Closing indefinitely, clarifies the number of shares of the Company’s common stock that Rochon Capital may receive from the Company at the Second Tranche Closing, which is 504,813,514 (the “Second Tranche Parent Stock”), and permits the Second Tranche Parent Stock to be issued by the Company to Rochon Capital in multiple closings at Rochon Capital’s election.  To facilitate deferring the Second Tranche Closing, the Amendment also alters certain covenants in the Share Exchange Agreement, as described below.

The Amendment amends Section 7.08(a) of the Share Exchange Agreement to provide that until the first to occur of (1) the first anniversary of the Definitive 14C Filing Date (the “First Anniversary ) or (2) the first date (the “Revenue Date”) that the Company has acquired a Target (as defined below) with trailing 12-month revenues of at least $25,000,000, except for the issuance of the Second Tranche Parent Stock to Rochon Capital, the Company will not issue any shares of its common stock (a) to Rochon Capital or its affiliates, except under certain permitted circumstances, or (b) to any one or more persons or entities except in exchange for the assets or equity of another entity (a “Target”) that is a Permitted Entity (as defined below).  A “Permitted Entity” is an entity that is not an affiliate of Rochon Capital and that either has assets (as reflected on an audited balance sheet of such entity) of at least $1,000,000 or trailing 12-month revenues of at least $2,000,000.

The Amendment amends Section 7.08(b) of the Share Exchange Agreement to provide that, notwithstanding Section 7.08(a) of the Share Exchange Agreement, as amended by the Amendment, until the first to occur of (1) the First Anniversary or (2) the Revenue Date, except for the issuance of the Second Tranche Parent Stock to Rochon Capital, the Company will not issue any shares of its common stock to Rochon Capital or its affiliates; provided, however, (a) the Company may, before the First Anniversary, issue to Rochon Capital or its affiliates shares of the Company’s common stock for other than cash in an amount not to exceed ten percent of the shares of the Company’s common stock issued pursuant to all acquisitions described in Section 7.08(a) of the Share Exchange Agreement, as amended by the Amendment, and (b) the Company’s common stock may be issued as part of a stock dividend.

The Amendment amends Section 7.08(c) of the Share Exchange Agreement to provide that, until the First Anniversary, the Company will not implement a reverse stock split (“Reverse Split”); provided, however, the Company may implement a Reverse Split before the First Anniversary if the Reverse Split is approved in connection with or following the acquisition by the Company of the assets or equity of a Target for shares of the Company’s common stock and such Target is a Permitted Entity that has trailing 12-month revenues of at least $15,000,000.  In such event, the ratio of the Reverse Split shall not exceed a reduction of more than one share for every ten shares held.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Amendment to Share Exchange Agreement to Defer Second Tranche Closing Indefinitely, dated as of April 10, 2013, by and among Computer Vision Systems Laboratories, Corp., Happenings Communications Group, Inc., and Rochon Capital Partners, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Computer Vision Systems Laboratories, Corp.

Date: April 12, 2013	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amendment to Share Exchange Agreement to Defer Second Tranche Closing Indefinitely, dated as of April 10, 2013, by and among Computer Vision Systems Laboratories, Corp., Happenings Communications Group, Inc., and Rochon Capital Partners, Ltd.